Exhibit 4.2

SEMTECH CORPORATION

PERFORMANCE STOCK UNIT AWARD CERTIFICATE

(INDUCEMENT GRANT—RELATIVE TSR)

THIS AWARD is made this 30th day of June 2023 (the “Award Date”) by Semtech Corporation, a Delaware corporation (the “Corporation”), to Paul H. Pickle (the “Grantee”).

R E C I T A L S

A. The Corporation and the Grantee have entered into an Employment Agreement, dated May 25, 2023 (the “Employment Agreement”), and Section 3.3 of the Employment Agreement provides for the Corporation to grant an award of performance-based stock units that vest based on the Corporation’s total shareholder return in the amount specified therein.

B. The Compensation Committee (the “Committee”) of the Corporation’s Board of Directors (the “Board”) and the Board have determined that it would be in the best interests of the Corporation and its stockholders to grant such award of performance-based vesting stock units (the “Award”) on the terms described in this Award Certificate to the Grantee.

C. The Award and this Award Certificate are intended to qualify for exemption from any requirement under the listing rules that may be applicable to the Corporation that equity compensation arrangements be approved by the Corporation’s stockholders.

NOW, THEREFORE, this Award is made on the following terms and conditions:

1. Award of Performance Units. The Corporation hereby awards to the Grantee as of the date hereof an Award (at “target”) of 61,826 performance stock units (subject to adjustment in accordance with Section 9(a) hereof) (such number of units, the “Total Target Number of Performance Units” and all performance stock units that are subject to the Award, the “Performance Units”), which Performance Units are restricted and subject to forfeiture on the terms and conditions hereinafter set forth. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed solely for purposes of calculating the amount of payment under this Award Certificate to be equivalent to one outstanding share of the Corporation’s common stock (“Common Stock”) (subject to adjustment in accordance with Section 9(a) hereof). The Performance Units shall be used solely as a device for the determination of the payment to eventually be paid to the Grantee if such Performance Units vest pursuant to the terms hereof. The Performance Units shall not be treated as property or as a trust fund of any kind. The Grantee acknowledges that the Corporation may use a broker or other third party to facilitate its recordkeeping for the Award and agrees to comply with any applicable administrative rules and procedures as may be in place from time to time. The Grantee acknowledges and agrees that the Corporation may require that any Common Stock received under the Award be deposited in a brokerage account (in the name of the Grantee) with a broker designated by the Corporation, and the Grantee agrees to take such reasonable steps as the Corporation may require to open and maintain such an account.

2. Rights as a Stockholder; Dividends and Voting.

(a) Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 2(b) below with respect to dividend equivalent rights) and no voting rights, with respect to the Performance Units and any shares of Common Stock underlying such Performance Units.

(b) Dividend Equivalent Rights Distributions. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Performance Units subject to the Award have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Section 9(c), the Corporation shall credit the Grantee as of the payment date of such dividend with an additional number of Performance Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Performance Units (including any dividend equivalents previously credited hereunder) (with such total number based on the Total Target Number of Performance Units allocated to the Performance Period as to any Performance Period that has not been completed; and subject to adjustment pursuant to Section 9(a) hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under Section 8(c) hereof) on the payment date of such dividend. Any Performance Units credited pursuant to the foregoing provisions of this Section 2(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Performance Units to which they relate (including, for clarity, the provisions for acceleration and termination of such Stock Units pursuant to Section 3 and Section 9(b) and 9(c) hereof). No crediting of Performance Units shall be made pursuant to this Section 2(b) with respect to any Performance Units which, as of such record date, have either been paid pursuant to Section 4 or terminated pursuant to Section 3 or Section 9(c).

3. Vesting; Termination of Employment.

(a) Vesting in General. The Award is subject to the vesting terms and conditions set forth in Exhibit A hereto, incorporated herein by this reference. References herein to this Section 3 include Exhibit A. For clarity, except as expressly provided herein, the vesting date for any Performance Units allocated to a particular Performance Period (as defined in Exhibit A) shall be the date on which the Committee determines the vesting of such Performance Units for that Performance Period in accordance with Exhibit A (the “Determination Date”); provided, however, that the Determination Date shall be not later than two and one-half months after the last day of the Performance Period; and provided, further, that the vesting date of the Performance Units allocated to the first Performance Period hereunder shall be the later of (i) the Determination Date for that Performance Period and (ii) the first anniversary of the Award Date. The Grantee has no right to pro-rated vesting with respect to the Award if his or her services to the Corporation or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation (a “Subsidiary”) terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was in service to the Corporation and/or any of its Subsidiaries).

(b) Termination In Connection With a Change in Control. Notwithstanding any other provision to the contrary contained herein and subject to the provisions of Section 9(b) hereof, in the event that, during a Change in Control Window, the Grantee’s employment with the Corporation or one of its Subsidiaries terminates as a result of a termination by the Corporation or such Subsidiary without Cause (other than due to the Grantee’s death or Disability) or a resignation by the Grantee for Good Reason, 100% of the total Performance Units (to the extent outstanding and not previously vested immediately prior to such termination of employment and after giving effect to the provisions of Section 9(b) below) shall be vested on the date that the Grantee ceases to be employed by the Corporation or one of its Subsidiaries (the “Termination Date”) or, if such Termination Date occurs in the Change in Control Window but prior to the consummation of the Change in Control Event to which the Change in Control Window relates, on the date of such Change in Control Event (for clarity, such total number of Performance Units still determined after giving effect to the provisions of Section 9(b) below even though the Termination Date occurred prior to the consummation of the Change in Control Event), provided in each case that the Grantee executes and delivers to the Corporation (and does not revoke) the release contemplated by the Employment Agreement not later than twenty-one (21) days (forty-five (45) days, if such longer period is required by applicable law) following such vesting date (the “Release Requirement”). As used in this Award Certificate, the terms “Cause”, “Good Reason”, “Disability”, “Change in Control Window”, and “Change in Control Event” shall have the meaning ascribed to such term in the Employment Agreement.

(c) Effect of Termination of Employment. Subject to Section 3(b), if the Grantee ceases to be employed by the Corporation or one of its Subsidiaries, then the Performance Units which have not vested as of the Termination Date shall automatically terminate and be cancelled as of the Termination Date without payment of any consideration by the Corporation and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be; provided, however, that if the Grantee’s employment with the Corporation or one of its Subsidiaries terminates as a result of a termination by the Corporation without Cause (other than due to the Grantee’s death or Disability) or a resignation by the Grantee for Good Reason, and in each case provided that the Grantee satisfies the Release Requirement, then (unless Section 3(b) applies in the circumstances, in which case Section 3(b) shall control) (i) the vesting of the Award shall continue to be governed by the terms of this Award Certificate as to any Performance Period scheduled to end not more than twelve (12) months after the Termination Date and, for purposes of the service-based vesting requirement set forth in Section 3(a) as to such Performance Period, the Grantee’s employment with the Corporation will be deemed to have continued through the applicable service-based vesting date for such Performance Period, and (ii) any portion of the Award corresponding to a Performance Period scheduled to end more than twelve (12) months after the Termination Date shall terminate and be cancelled as of the Termination Date. As to any portion of the Award held open following the Termination Date pursuant to clause (i) of the preceding sentence, should a Change in Control Event occur before the end of such Performance Period, such portion of the Award shall vest upon the occurrence of such Change in Control Event (after giving effect to Section 9(b) as to such portion of the Award).

4. Timing and Manner of Payment of Performance Units. Subject to Section 5 below, on or as soon as practicable following (and in all events within thirty (30) days after, unless the Release Requirement in Section 3(b) or 3(c) applies, in which case the applicable period shall be seventy-four (74) rather than thirty (30) days after the applicable vesting date) the vesting of any Performance Units subject to the Award pursuant to Section 3 or Section 9(b) (and in all events not later than seventy-four (74) days following the end of the Performance Period as to which such Performance Units vested), the Corporation shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Committee in its discretion) equal to the number of Performance Units subject to the Award (including any Performance Units issued in respect of dividend equivalent rights) that vested on that particular vesting date; provided, however, that the Corporation reserves the right to settle any Performance Units credited as dividend equivalents pursuant to Section 2(b) by a cash payment. In the event of such a cash payment, the cash payable with respect to a Performance Unit shall equal the fair market value of a share of Common Stock (such fair market value determined under Section 8(c) hereof) as of the vesting date of that Performance Unit. The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Performance Units is subject to the condition precedent that the Grantee or other person entitled hereunder to receive any shares or any such payment with respect to the vested Performance Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 13 hereof. In the event that the Release Requirement in Section 3(b) or 3(c) applies and the period of time for the Grantee to consider, execute and revoke the applicable release agreement spans two calendar years, payment of the Performance Units that accelerated and became vested pursuant to such provision shall be made within the applicable period of time provided for above but in the second of such two years. The Corporation may, in its sole discretion, either ignore fractional share interests or settle them in cash. The Grantee shall have no further rights with respect to any Performance Units that are paid pursuant to this Section 4 or that terminate pursuant to Section 3(c) or Section 9(c).

5. Section 409A. Notwithstanding anything to the contrary herein, if the Grantee is a “specified employee” within the meaning of Section 409A of the Code, and, as a result of that status, any portion of the payments hereunder would otherwise be subject to taxation pursuant to Section 409A of the Code, the Grantee shall not be entitled to any payments upon a “separation from service” (within the meaning of Section 409A of the Code) until the earlier of (i) the date which is six (6) months after his or her separation from service for any reason other than death, or (ii) the date of the Grantee’s death; provided that the first such payment thereafter shall include all amounts that would have been paid earlier but for such six (6) month delay.

6. Non-Transferability of Award. This Award is personal and, prior to the time they have become vested pursuant to Section 3 or Section 9(b) hereof, neither the Performance Units nor any rights hereunder may be transferred, assigned, pledged or hypothecated by the Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution, nor shall any such rights be subject to execution, attachment or similar process; provided, however, that such restrictions shall not apply to transfers to the Corporation. Except as otherwise provided herein, any attempted alienation, assignment, pledge, hypothecation, attachment, execution or similar process, whether voluntary or involuntary, with respect to all or any part of the Grantee’s unvested rights under this Award, shall be null and void.

7. No Right to Continued Employment or Service. Except as provided in Sections 3(b) and 3(c), the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under the Award. Except as provided in Section 3(b) and 3(c), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of services as provided in Section 3(c) above. Nothing contained in this Award Certificate constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, confers upon the Grantee any right to remain in the employ of or service to the Corporation or any of its Subsidiaries, interferes with the right of the Corporation or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Corporation or any of its Subsidiaries to increase or decrease the Grantee’s other compensation. By accepting this Award, the Grantee acknowledges and agrees that (a) any person who is terminated before full vesting of an award, such as the one granted to the Grantee by this Award Certificate, could attempt to argue that he or she was terminated to preclude vesting; (b) the Grantee promises never to make such a claim; and (c) except as otherwise expressly provided Section 3(b) and 3(c), in any event, the Grantee has no right to pro-rated vesting with respect to the Award if his or her service terminates before any applicable vesting date with respect to the Award (regardless of the portion of the vesting period the Grantee was actually in the service of the Corporation and/or any of its Subsidiaries).

8. Tax Consequences.

(a) Tax Consultation. The Grantee understands that he or she may suffer adverse tax consequences as a result of his or her acceptance of the Award. The Grantee represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acceptance of the Award and that he or she is not relying on the Corporation or any of its Subsidiaries, officers, employees or agents for any tax advice. By accepting this Award and except as provided in Section 8(b), the Grantee acknowledges that he or she shall be solely responsible for the satisfaction of any taxes that may arise (including taxes arising under Section 409A of the Code) with respect to the Award, and that the Corporation and its Subsidiaries shall not have any obligation whatsoever to pay such taxes.

(b) Withholding. Upon any distribution of shares of Common Stock in respect of the Performance Units, the Corporation shall automatically reduce the number of shares of Common Stock to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with Section 8(c) hereof), to satisfy any withholding obligations of the Corporation or any of its Subsidiaries with respect to such distribution of shares at the applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Performance Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment. The Grantee agrees to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 8.

(c) Determination of Fair Market Value. For purposes of the Award, “fair market value” shall mean, unless otherwise determined or provided by the Board or the Committee in the circumstances, the closing price (in regular trading) for a share of Common Stock on the NASDAQ Stock Market (the “Market”) for the date in question or, if no sales of Common Stock were reported on the Market on that date, the closing price (in regular trading) for a share of Common Stock on the Market for the next preceding day on which sales of Common Stock were reported on the Market. The Board or the Committee may, however, provide that the fair market value for purposes of the Award shall equal the closing price (in regular trading) for a share of Common Stock on the Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Board or the Committee for purposes of the Award in the circumstances.

9. Adjustments; Change in Control; Corporate Transactions.

(a) Adjustments Upon Specified Events. Subject to Section 9(b), upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Board or the Committee shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of the Award; and/or (2) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 2(b). For purposes of clarity, Exhibit A controls as to any adjustment of the performance goals, criteria or metrics, and references herein to this Section 9(a) shall include Exhibit A as to such goals, criteria or metrics.

(b) Change in Control. If, at any time after the Award Date and before the last day of the final Performance Period of the Award, a Change in Control Event occurs, the performance-based vesting terms and conditions set forth in Exhibit A hereto shall no longer apply to the portion of the Award allocated to the Performance Period in which the Change in Control Event occurs and each subsequent Performance Period (if any), and the following rules shall apply with respect to such portion:

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With respect to any Performance Period in which the Change in Control Event occurs, the Award shall remain outstanding with respect to a percentage of the Total Target Number of Performance Units allocated to that Performance Period (as provided in Section 1 above and Exhibit A hereto), such percentage referred to as the “Change in Control Vesting Percentage.” The Change in Control Vesting Percentage shall equal a vesting percentage for the Performance Period(s) in which the Change in Control Event occurs, such percentage to be determined in accordance with Exhibit A hereto as though such Performance Period ended as of the last trading day immediately before the date of the closing of the Change in Control Event.

The number of Performance Units allocated to the Performance Period(s) in which the Change in Control Event occurs that remain outstanding, determined as set forth above in this clause, shall vest on the last day of such Performance Period (without giving effect to any shortening of the Performance Period as described above), subject to (except as otherwise expressly provided in Section 3(b)) the Grantee’s continued employment or service with the Corporation or any of its Subsidiaries through such vesting date.

•

For purposes of clarity, the provisions of this Section 9(b) shall not apply as to any Performance Units that relate to a Performance Period that ended prior to the date of the Change in Control Event or any Performance Units that have terminated (except as otherwise expressly provided in Section 3(b)) prior to the occurrence of such Change in Control Event.

(c) Assumption or Termination In Connection With a Corporate Transaction. Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Board or the Committee may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of the Award or the cash, securities or property deliverable to the Grantee with respect to the Award, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Board or the Committee has made provision for the Award to be terminated (and the Board or the Committee has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award), the Award shall vest on the Change in

Control Event as to the number of Performance Units provided above in Section 9(b). Without limiting the foregoing, in connection with any event referred to in this Section 9(c), the Board or the Committee may, in its discretion, provide for the accelerated vesting of the Award as and to the extent determined by the Board or the Committee in the circumstances. For purposes of this Section 9(c), the Award shall be deemed to have been “assumed” if the Award continues after an event referred to above in this Section 9(c), and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to receive, subject to vesting and the other terms and conditions of the Award, for each share of Common Stock subject to the Award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Board or the Committee may provide for the consideration to be received upon payment of the Award, for each share subject to the Award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.

(d) Board/Committee Discretion. Any good faith determination by the Board or the Committee pursuant to its authority under this Section 9 shall be conclusive and binding on all persons.

10. Severability. In the event that any provision or portion of this Award Certificate shall be determined to be invalid or unenforceable for any reason, in whole or in part, in any jurisdiction, the remaining provisions of this Award Certificate shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law in such jurisdiction, and such invalidity or unenforceability shall have no effect in any other jurisdiction.

11. Binding Effect. This Award Certificate shall extend to, be binding upon and inure to the benefit of the Grantee and the Grantee’s legal representatives, heirs, successors and assigns (subject, however, to the limitations set forth in Section 7 with respect to the transfer of this Award Certificate or any rights hereunder or of the Performance Units), and upon the Corporation and its successors and assigns, regardless of any change in the business structure of the Corporation, be it through spin-off, merger, sale of stock, sale of assets or any other transaction.

12. Notices. Any notice to the Corporation contemplated by this Award Certificate shall be in writing and be addressed to it in care of its Corporate Secretary; and any notice to the Grantee shall be addressed to him or her at the address on file with the Corporation on the date hereof or at such other address as he or she may hereafter designate in writing.

13. Compliance with Laws. The Award, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Award Certificate are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities hereunder will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Board or the Committee may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

14. Entire Agreement. This Award Certificate, together with the Employment Agreement, constitutes the entire understanding between the Corporation and the Grantee with regard to the subject matter of this Award Certificate. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter of this Award Certificate.

15. Waiver. The waiver of any breach of any duty, term or condition of this Award Certificate shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or of any other duty, term or condition of this Award Certificate.

16. Interpretation. The interpretation, construction, performance and enforcement of the terms and conditions of this Award Certificate shall lie within the sole discretion of the Committee, and the Committee’s determinations shall be conclusive and binding on all interested persons.

17. Choice of Law; Arbitration. This Award Certificate shall be governed by, and construed in accordance with, the laws of the State of California (disregarding any choice-of-law provisions). The arbitration provisions set forth in Section 16 of the Employment Agreement shall apply as to any dispute or disagreement regarding the Grantee’s rights under this Award Certificate.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Certificate shall be construed and interpreted consistent with that intent.

19. Clawback Policy. The Award is subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award).

20. Section Headings. The section headings of this Award Certificate are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

21. No Advice Regarding Grant. The Grantee is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Grantee may determine is needed or appropriate with respect to the Performance Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Certificate) or recommendation with respect to the Award.

The Grantee, in accepting the Award, agrees to the terms and conditions of this Award Certificate.

SEMTECH CORPORATION, a Delaware corporation

By:	/s/ Emeka Chukwu
Emeka Chukwu
Executive Vice President-Finance and Chief Financial Officer

EXHIBIT A

PERFORMANCE VESTING REQUIREMENTS

Subject to Sections 3 and 9(b) of the Award Certificate, the Award shall vest and become nonforfeitable as set forth below:

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One-third (1/3) of the Total Target Number of Performance Units subject to the Award (the “Fiscal 2024 Target Performance Units”) shall be eligible to vest and become payable based on the Corporation’s Relative TSR Percentile Rank for the Corporation’s fiscal year 2024 (the “Fiscal 2024 Performance Period”), with such number determined by multiplying the Fiscal 2024 Target Performance Units by the applicable percentage determined in accordance with the following table.

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One-third (1/3) of the Total Target Number of Performance Units subject to the Award (the “Fiscal 2024-2025 Target Performance Units”) shall be eligible to vest and become payable based on the Corporation’s Relative TSR Percentile Rank for the two-year performance period consisting of the Corporation’s 2024 and 2025 fiscal years (the “Fiscal 2024-2025 Performance Period”), with such number determined by multiplying the Fiscal 2024-2025 Target Performance Units by the applicable percentage determined in accordance with the following table.

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One-third (1/3) of the Total Target Number of Performance Units subject to the Award (the “Fiscal 2024-2026 Target Performance Units”) shall be eligible to vest and become payable based on the Corporation’s Relative TSR Percentile Rank for the three-year performance period consisting of the Corporation’s 2024, 2025 and 2026 fiscal years (the “Fiscal 2024-2026 Performance Period”), with such number determined by multiplying the Fiscal 2024-2026 Target Performance Units by the applicable percentage determined in accordance with the following table.

•	The table referenced in the preceding clauses is as follows:

Relative TSR Percentile Rank for the Applicable Performance Period	Applicable Percentage for that Performance Period
Less than 25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
75th Percentile or greater	200%

For a Relative TSR Percentile Rank between the levels indicated for a particular performance period, the applicable percentage for that Performance Period will be determined pro-rata on a straight-line basis between the two closest points listed in the table above. Notwithstanding the foregoing, if the Corporation’s TSR for a particular Performance Period is a negative number, the applicable percentage for that Performance Period shall in no case be greater than 100%.

Defined Terms. For purposes of this Exhibit A, the following definitions shall apply:

“Beginning Price” means, with respect to the Corporation and each other company in the Comparison Group for a particular Performance Period, the average of the closing market prices of such company’s common stock on the principal exchange on which such stock is traded for the period of thirty (30) consecutive trading days ending on the last trading day immediately prior to the beginning of such Performance Period. For the purpose of determining Beginning Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such thirty (30) day period shall be treated as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date..

“Comparison Group” means each company that is (a) in the Index on the first day of the applicable Performance Period and continues trading on a national securities exchange throughout the entire Performance Period or (b) in the Index on the first day of the Performance Period and ceases to be traded on a national securities exchange during the Performance Period due to its bankruptcy or insolvency, provided that the TSR for any company described in this clause (b) shall be deemed for purposes of determining the Corporation’s Relative TSR Percentile Rank to be equal to the lowest TSR for any company that is described in clause (a).

“Ending Price” means, with respect to the Corporation and each other company in the Comparison Group for a particular Performance Period, the average of the closing market prices of such company’s common stock on the principal exchange on which such shares are traded for the period of thirty (30) consecutive trading days ending on the last trading day of such Performance Period. For the purpose of determining Ending Price, the value of dividends and other distributions as to which the ex-dividend date occurs during such thirty (30) day period shall be treating as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

“Index” means the Russell 3000 Index.

“Performance Period” means either the Fiscal 2024 Performance Period, the Fiscal 2024-2025 Performance Period, or the Fiscal 2024-2026 Performance Period.

“Relative TSR Percentile Rank” means the percentile ranking of the Corporation’s TSR for the applicable Performance Period as compared to the TSRs achieved by the companies comprising the Comparison Group as of the last day of the applicable Performance Period.

“TSR” means total shareholder return (expressed as a percentage) and shall be determined with respect to the Corporation and each other company in the Comparison Group by dividing (a) the sum of (1) the difference obtained by subtracting the Beginning Price from the Ending Price for the applicable Performance Period plus (2) all dividends and other distributions as to which the ex-dividend date occurs during that Performance Period (for purposes of clarity, without duplicating any dividends and other distributions as to which the ex-dividend date occurs during the period of thirty (30) consecutive trading days ending on the last trading day of the Performance

Period that are taken into account in the determination of Ending Price for the Performance Period) by (b) the Beginning Price. For the purpose of determining TSR, the value of dividends and other distributions as to which the ex-dividend date occurs the Performance Period shall be treated as reinvested in additional shares of stock at the closing market price on the corresponding ex-dividend date.

Change in Control. If a Change in Control Event occurs and Section 9(b) of the Award Certificate applies, the Ending Price for the purpose of determining the Corporation’s TSR shall equal the transaction price per share of the Common Stock paid in connection with such Change in Control Event (if applicable; otherwise determined as provided above). The Ending Price for the purpose of determining the TSRs of the companies included in the Comparison Group shall be determined as otherwise provided above but measured based on the average of the closing market prices of such company’s shares on the principal exchange on which such shares are traded for the period of thirty (30) consecutive trading days ending with the last trading day immediately prior to the date of the closing of the Change in Control Event.

Adjustment. With respect to the computation of TSR, Beginning Price, and Ending Price, there shall also be an equitable and proportionate adjustment to the extent (if any) necessary to preserve the intended incentives of the awards and mitigate the impact of any stock split, stock dividend or reverse stock split occurring during the applicable year. In determining the Corporation’s Relative TSR Percentile Rank for a Performance Period, in the event that the Corporation’s TSR for that Performance Period is equal to the TSR(s) of one or more other Comparison Group members for that Performance Period, the Corporation’s TSR will be deemed to be greater than the TSR of such other Comparison Group member(s) for that Performance Period.

Determination. In the event of any ambiguity or discrepancy, the determination of the Committee shall be final and binding.

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